SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 22, 2004

CABLEVISION SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State of Incorporation)

1-14764 (Commission File Number)	11-3415180 (IRS Employer Identification Number)

CSC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State of Incorporation)

1-9046 (Commission File Number)	11-2776686 (IRS Employer Identification Number)

1111 Stewart Avenue, Bethpage, New York 11714
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(516) 803-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
ITEM 1.01	Entry into a Material Definitive Agreement.

                On November 22, 2004, the Rainbow DBS subsidiary of Cablevision Systems Corporation and CSC Holdings, Inc. (the “Registrants”) entered into a satellite procurement contract with Lockheed Martin Corporation, pursuant to which Lockheed Martin will construct five Ka-band satellites and provide related tracking, telemetry and control equipment, satellite simulators and other equipment, software and training. The satellites are intended to use FCC frequency licenses held by Rainbow DBS at 62ºW, 71ºW, 77ºW, 119ºW and 129ºW. Under the satellite procurement contract, the satellites are to be delivered over the period from 38 months to 50 months following the execution of the contract and the aggregate cost to Rainbow DBS for the five satellites is expected to be approximately $740 million, subject to certain adjustments. This amount does not include launch costs. Rainbow DBS has the right to terminate the agreement at any time for convenience either in its entirety or with respect to individual satellites, subject to making a required termination payment. While existing cash on hand will be sufficient to make all required payments under the contract through the first year, which are expected to aggregate $48 million, Rainbow DBS has not identified the funding sources it will use for the payments due thereafter. Neither of the Registrants has guaranteed any of Rainbow DBS’ obligations under the satellite procurement contract.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CABLEVISION SYSTEMS CORPORATION
By:	/s/ Hank J. Ratner

	Name: Title:	Hank J. Ratner Vice Chairman

Dated: November 23, 2004

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CSC HOLDINGS, INC.
By:	/s/ Hank J. Ratner

	Name: Title:	Hank J. Ratner Vice Chairman

Dated: November 23, 2004